Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi

Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Announces Successful Repricing

and Amendment to Credit Agreement

ST. LOUIS, September 25, 2017 — Arch Coal, Inc. (NYSE: ARCH) announced today that it has successfully completed an amendment to its credit agreement to reduce the interest rate on its senior secured term loan facility.

“We are pleased to have completed this amendment, which further improves our capital structure and marks the company’s second successful refinancing this year,” said John T. Drexler, Arch’s chief financial officer. “We appreciate the ongoing support of our lenders, as well as the strong vote of confidence in Arch and its outlook for future success.”

The new interest rate for the $300 million term loan facility is LIBOR plus 325 basis points — reflecting a 75 basis point reduction from its previous level. The LIBOR floor remains at 1 percent. There is no change to the maturities as a result of this repricing amendment. The reduction in the interest rate is expected to generate annual cash interest savings of more than $2 million.

Credit Suisse acted as sole lead arranger on the transaction.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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